EXHIBIT 10.1

EMPLOYMENT AGREEMENT

 EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of July 1, 2026 (the “Start Date”), between 374WATER INC., a Delaware corporation (the “Company”), and CHARLES WEISER, an individual (the “Executive”).

BACKGROUND

A.

The Executive possesses knowledge and skills which the Company believes will be of substantial benefit to its operations and success, and the Company desires to employ the Executive on the terms and conditions set forth below.

B.	The Executive is willing to make the Executive’s services available to the Company on the terms and conditions set forth below.

C.	The Executive currently serves as a member of the Board of Directors of the Company.

AGREEMENT

 NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

1.

Employment. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company on the terms and conditions set forth herein. The Executive’s employment with the Company shall commence on July 1, 2026 (the “Start Date”).

2.	Duties of Executive; Place of Performance.

(a)

Title and Duties. During the Employment Period (as defined in Section 3, below), the Executive shall serve as Chief Financial Officer (“CFO”) of the Company, reporting directly to the Chief Executive Officer and serving as a member of the Company’s executive leadership team. The Executive shall diligently perform all services reasonably required of the Executive in the Executive’s capacity as CFO of the Company, including financial leadership, accounting and reporting, SEC compliance, treasury, budgeting, capital markets activities, investor relations support, strategic finance initiatives, and such other duties as may be assigned by the Chief Executive Officer and the Company’s Board of Directors (the “Board”). Executive will have all of the duties, responsibilities and authority commensurate with the position of CFO of a comparable company, consistent with applicable law and the authorizations and instructions given from time to time by the Board.

(b)

Outside Activities. From September 1, 2026 and during the remainder of the Employment Period, the Executive will be expected to devote Executive’s full working time and attention to the business of the Company, and Executive will not render services to any other business without the prior approval of the Board. Notwithstanding the foregoing, Executive may manage personal investments, participate in civic, charitable, and academic activities (if in a limited, non-leadership capacity unless a larger role is approved by the Board), and, subject to prior approval by the Board, serve on the board of directors (and any committees) and/or as an advisor of other for-profit companies, provided that such activities do not at the time the activity or activities commence or thereafter (a) create an actual or potential business or fiduciary conflict of interest or (b) individually or in the aggregate, interfere materially with the performance of Executive’s duties to the Company.

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(c)

Additional Conditions. In addition, the Executive shall act in accordance with (i) standing instructions for the position which may be issued by the Board from time to time; (ii) all reasonable and lawful requests, directions and/or restrictions imposed by the Board; and (iii) all policies of the Company as prescribed from time to time. Upon termination of employment, the Executive shall return all Company equipment and other Company property in the Executive’s possession, custody or control.

(d)

Executive’s Location. During the Employment Period, the Executive’s location of employment will be Executive’s home office in Texas unless otherwise agreed by the Executive and the Company. The Executive acknowledges that the position of CFO requires domestic and international travel.

3.

Employment Period. The Executive’s employment by the Company shall commence on the Start Date and shall continue until this Agreement and the Executive’s employment are terminated pursuant to Section 7 below (the “Employment Period”). For all purposes of the Agreement, no termination of the Executive’s employment shall be deemed to have occurred if the Executive is transferred during the Employment Period to any business entity which is an Affiliate of the Company. As used in this Agreement, the term “Affiliate” means, with respect to any specified person or entity (“Person”), any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

4.	Compensation; Benefits.

(a)

Base Salary. The Executive shall receive a base salary (the “Base Salary”) at the rate of $225,000 per year, subject to applicable deductions, withholding and other taxes as shall be required by applicable law. Notwithstanding the foregoing, the Base Salary shall not commence until September 1, 2026; no Base Salary shall be payable to the Executive with respect to the period from the Start Date through August 31, 2026. The Base Salary shall be payable biweekly in accordance with the Company’s standard payroll schedule and procedures commencing September 1, 2026. Executive’s Base Salary shall be periodically reviewed as a part of the Company’s regular review of compensation, and will be determined by the Compensation Committee of the Board (the “Compensation Committee”). Any increased base salary shall thereafter constitute the Base Salary for purposes hereof.

(b)

Target Bonus. For fiscal year 2026, Executive will be eligible for a performance bonus with a target of up to seventy-five percent (75%) of Executive’s Base Salary (pro-rated for the time Executive served as the Company’s Chief Financial Officer during 2026) (the “Annual Bonus”). The Annual Bonus program will be based upon achievement of Company and individual performance objectives established by the Board or Compensation Committee. For 2026, performance objectives are expected to consist of a combination of operational, financial, strategic, and capital markets objectives. These bonuses shall not be guaranteed and shall be paid if and only if the Company is properly capitalized and in a position to pay such amount. For each fiscal year following 2026, the Compensation Committee and the Executive shall mutually agree on annual Target Bonus objectives.

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(c)

Signing Bonus. Executive shall be entitled to a one-time signing bonus of $25,000 (the “Signing Bonus”), which shall accrue as of the Start Date and be paid to the Executive when the Company is properly capitalized and in a position to pay such amount, as determined by the Board in its reasonable discretion. The Signing Bonus shall be subject to applicable deductions, withholding and other taxes as shall be required by applicable law.

(d)

Benefits & Vacation. Executive will be entitled to participate in all employee retirement (401(k)), insurance, benefit and paid time off programs of the Company as are in effect from time to time and in which other executive officers of the Company are eligible to participate, on terms no less favorable than any other executive officer.

5.

Equity. Subject to the approval of the Board or the Compensation Committee, and pursuant to the terms of the Company’s 2021 Equity Incentive Plan, as amended (the “Equity Plan”), the Company will grant the Executive the following Awards (as defined in the Equity Plan) effective as of the Start Date (collectively, the “Executive Awards”):

(a)

Option Grant. An Option (as defined in the Equity Plan) to purchase 150,000 shares of the Company’s Common Stock (as defined in the Equity Plan) at a per share exercise price equal to the Fair Market Value (as defined in the Equity Plan) of the Common Stock as of the date of grant (the “Option Grant”). The Option Grant shall vest as follows: (i) twenty-five percent (25%) of the Option Grant (37,500 shares) shall vest immediately on the Start Date; and (ii) the remaining seventy-five percent (75%) of the Option Grant (112,500 shares) shall vest in twelve (12) equal quarterly installments over the thirty-six (36) month period following the Start Date, commencing on October 1, 2026 and on the first day of each calendar quarter thereafter, such that 9,375 shares vest on each quarterly vesting date (subject to a rounding adjustment on the final installment), until either the Option Grant is fully vested or the Executive’s continuous service (as defined in the Equity Plan) terminates, whichever occurs first.

(b)

RSU Grant. A Restricted Stock Unit (as defined in the Equity Plan) award of 125,000 shares of the Company’s Common Stock (the “RSU Grant”). The RSU Grant shall vest as follows: (i) twenty-five percent (25%) of the RSU Grant (31,250 shares) shall vest immediately on the Start Date; and (ii) the remaining seventy-five percent (75%) of the RSU Grant (93,750 shares) shall vest in twelve (12) equal quarterly installments over the thirty-six (36) month period following the Start Date, commencing on October 1, 2026 and on the first day of each calendar quarter thereafter, such that 7,813 shares vest on each quarterly vesting date (subject to a rounding adjustment on the final installment to account for the aggregate total of 93,750 shares), until either the RSU Grant is fully vested or the Executive’s continuous service (as defined in the Equity Plan) terminates, whichever occurs first.

(c)	Change of Control. In the event of a “Change of Control” of the Company (as defined in the Equity Plan), the following shall apply with respect to the Executive Awards:

(i)	Partial Acceleration at Closing. Upon the closing of a Change of Control, fifty percent (50%) of any then-unvested Executive Awards shall immediately vest.

(ii)	Assumption of Remaining Awards. The remaining fifty percent (50%) of unvested Executive Awards shall continue under the acquiring entity’s equity program, to the extent reasonably practicable.

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(iii)

Double-Trigger Full Acceleration. If, within twelve (12) months following the closing of a Change of Control, Executive’s employment is terminated by the Company (or its successor) without Cause or Executive resigns for Good Reason, all remaining unvested Executive Awards shall immediately vest in full as of the Separation Date.

(iv)

No Single-Trigger Full Acceleration. A Change of Control alone, without a qualifying termination of employment as described in Section 8(c), shall not result in full acceleration of all unvested Executive Awards.

(d)

The Option Grant and RSU Grant are in consideration of Executive’s past services and future contributions to the Company. The Executive will be eligible for additional equity grants in the future. The Executive Awards will be subject to Award Agreements (as defined in the Equity Plan).

6.

Expense Reimbursement. Subject to such reasonable rules and guidelines as the Company may from time to time adopt for its executives generally, the Company will, in accordance with applicable Company policies and guidelines, reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with Executive’s performance of services on behalf of the Company during Executive’s employment with the Company, on terms no less favorable than for any other executive officer of the Company. Subject to the preceding, the reimbursement for all such expenses shall be paid pursuant to the Company’s policies and practices, following Executive’s submission of proper documentation for such expenses.

7.	Termination. Executive’s employment may be terminated in any one of the following ways:

(a)	Death. The Executive’s employment shall terminate upon the Executive’s death.

(b)

Disability. The Company shall have the right to terminate the Executive’s employment as a result of the Executive’s Disability (as defined below). “Disability” shall mean (i) the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for not less than three (3) months over any 12-month period; (ii) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for not less than three (3) months over any 12-month period, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Executive; or (iii) the Executive is determined to be totally disabled by the Social Security Administration.

(c)

Termination by the Company For Cause. The Company may terminate the employment upon written notice to Executive for “Cause”. For purposes hereof, “Cause” shall mean the occurrence of one or more of the following: (i) the conviction of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or any other action or inaction involving willful malfeasance or material fiduciary breach with respect to the Company or an affiliate; (ii) gross negligence or willful misconduct with respect to the Company or an affiliate; (iii) any act or acts of intentional dishonesty or willful misrepresentation (including by omission) of a material nature; (iv) material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; (v) Executive’s refusal to perform the material duties and responsibilities lawfully and ethically required to be performed by Executive under the terms of this Agreement; or (vi) a material breach by Executive of this Agreement or any other agreement to which Executive and the Company or its affiliates are parties (provided, however, failure alone to achieve any performance milestones will not be deemed a breach of this Agreement or a reason for Cause termination).

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Any event described in (iv) through (vi) above shall not constitute Cause unless the Company delivers to Executive a written notice of termination for Cause describing the applicable circumstances within ninety (90) days after the Company first learns of the existence of the applicable circumstances giving rise to Cause, and within thirty (30) days following delivery of such notice, Executive has failed to cure the circumstances giving rise to Cause to the extent such circumstances may be cured.

In the event of a termination for Cause, as enumerated above, Executive shall have no right to any Separation Benefits (as defined in Section 8(c) below) or other compensation accruing after the effective date of termination (the “Separation Date”), and no right to bonus not yet due and payable at the time of termination.

(d)	Termination Without Cause. At any time, the Company may terminate the Executive’s employment without Cause.

(e)

Resignation for Good Reason. At any time, Executive may resign Executive’s employment with or without Good Reason. For purposes hereof, “Good Reason” means the occurrence of one or more of the following without Executive’s express written consent, which circumstances are not remedied by the Company within thirty (30) days of its receipt of a written notice from Executive describing the applicable circumstances (which notice must be provided by Executive within ninety (90) days of Executive’s knowledge of the applicable circumstances): (i) any adverse change in Executive’s duties, responsibilities, authority, title, status or reporting structure; (ii) a reduction in Executive’s Base Salary or bonus opportunity unless a reduction is part of an overall cost reduction program that affects all senior executives of the Company and does not disproportionately affect Executive and does not reduce Executive’s Base Salary or bonus opportunity by more than ten percent (10%); (iii) a mandated geographical relocation of Executive’s principal current home office location by more than twenty-five (25) miles; (iv) a breach by the Company of a material provision of this Agreement or any other agreement to which Executive and the Company or its Affiliates are parties; or (v) the Board not approving the Executive Awards within ninety (90) days following the Start Date.

8.	Effect of Termination.

(a)

Resignation from All Positions. Effective as of the Separation Date, the Executive will be automatically deemed to resign from all Company-related positions, including as an officer and director of the Company and the Affiliates, as applicable, and shall execute all documentation necessary to effectuate such resignation(s).

(b)

Payment Through Termination. Executive shall be entitled to receive all of the Base Salary earned and all reimbursements due through the Separation Date. Additional compensation subsequent to termination, if any, will be due and payable to Executive only to the extent and in the manner expressly provided in this Section 8. All other rights and obligations of the Company and Executive under this Agreement shall cease as of the Separation Date, except as otherwise provided in the Confidentiality Agreement (as defined in Section 11 of this Agreement) or any termination notice or separation and release agreement between the Executive and the Company.

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(c)

Separation Benefits. In the event the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason, the Company shall, subject to the provisions of Section 8(d), provide Executive with the following benefits (collectively, the “Separation Benefits”):

(i)

the Company shall pay an amount equal to six (6) months of Executive’s then-current Base Salary, which shall be paid out in substantially equal installments in accordance with the Company’s payroll practice, as in effect at the time of Executive’s termination, over a six (6) month period following the Separation Date;

(ii)

the Company will provide substantially similar coverage under the Company’s then current medical, health, and vision insurance plans to Executive and Executive’s eligible dependents for a period of six (6) months provided that Executive continues to make any required employee contribution;

(iii)	any earned but unpaid Annual Bonus with respect to any completed performance period or milestone;

(iv)

a pro-rated Annual Bonus for the fiscal year in which the employment is terminated equal to the pro-rated Annual Bonus that Executive would have received based on actual performance for such fiscal year if Executive had remained in the employ of the Company, to be paid at the same time annual bonuses are paid by the Company to other executives of the Company for the fiscal year in which Executive’s employment terminated, but no later than March 15th of the calendar year following the calendar year in which Executive terminated employment; and

(v)	accelerated vesting of the unvested portion of the Executive Awards for a period of six (6) months following the Separation Date.

(d)

Notwithstanding anything to the contrary in this Agreement, Executive shall not be entitled to any Separation Benefits unless, within twenty-one (21) or forty-five (45) days, as applicable, following the Separation Date, Executive executes and does not revoke a separation and release agreement in a form acceptable to the Company, which shall include a release against the Company, the Affiliates, and related persons and entities.

9.

Indemnification. Promptly following the Start Date, the Executive and the Company will enter into an indemnification agreement in substantially the same form provided to other similarly situated officers and directors of the Company (the “Indemnification Agreement”). In addition, the Company shall maintain directors’ and officers’ liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other similarly situated officers and directors of the Company.

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10.

Governing Law. This Agreement is to be construed and enforced according to the laws of the State of Texas. The Parties agree that any litigation arising out of or related to this Agreement will be brought exclusively in any state or federal court in Texas. Each Party (a) consents to the personal jurisdiction of said courts, (b) waives any defense or objection to any proceeding maintained in such courts based on venue or inconvenient forum, and (c) except as expressly permitted above, agrees not to bring any proceeding arising out of or relating to this Agreement in any other court.

11.

Employee Confidentiality, Invention Assignment and Certain Covenants Agreement. As a condition of employment, the Executive shall execute the Company’s Employee Confidentiality, Invention Assignment and Certain Covenants Agreement in favor of the Company (the “Confidentiality Agreement”) on or prior to the Start Date. The Executive acknowledges and agrees that the Confidentiality Agreement, once executed, shall be in full force and effect in accordance with its terms.

12.	General Provisions.

(a)

Entire Agreement. This Agreement, together with the Confidentiality Agreement, the Indemnification Agreement and the equity grant agreements, reflects the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its Affiliates) with respect to such subject matter, including without limitation any prior offer letter between the Executive and the Company.

(b)

Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by email addressed as set forth herein. All notices shall be deemed given on the date of delivery. Notice shall be sent:

(i) if to the Company, addressed to:
374Water Inc.
100 Southcenter Court, Suite 200
Morrisville, North Carolina 27560
Attention: Legal Department
e-mail: legal@374water.com

(ii) if to the Executive, to the Executive’s address as reflected on the payroll records of the Company or to such other address as either party hereto may from time to time give notice of to the other.

(c)

Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

(d)

Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law.

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(e)	Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

(f)

Representation. Executive confirms that Executive has been individually represented by legal counsel of Executive’s own choosing in negotiating the terms of this Agreement and the Confidentiality Agreement.

(g)

Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Executive is hereby advised to seek independent advice from Executive’s tax advisor(s) with respect to any payments or benefits under this Agreement. Notwithstanding the foregoing, the Company does not guarantee the tax treatment of any payments or benefits provided under this Agreement, whether pursuant to the Code, federal, state, local or foreign tax laws and regulations.

(h)	Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)

Employment Eligibility Verification. In accordance with federal law, Executive will be required to provide to the Company documentary evidence of Executive’s identity and eligibility for employment in the United States.

(j)

Execution. This Agreement may be executed in separate counterparts, which taken together will constitute one agreement. Signatures to this Agreement transmitted via electronic mail, Docusign or similar platforms shall be valid and effective to bind the party so signing.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Start Date.

374WATER INC.

By:	/s/ Daniel Bogar
Name:	Daniel Bogar
Title:	Chief Executive Officer

EXECUTIVE

/s/ Charles Weiser
Charles Weiser

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